 Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE

President

Tel: 703/925-5590

Email: max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES SECOND QUARTER FY 2013 RESULTS

RESTON, Va., May 9, 2013 – Learning Tree International (NASDAQ: LTRE) announced today its revenues and results of operations for its second quarter of fiscal year 2013, which ended March 29, 2013.

In its second quarter of fiscal year 2013, Learning Tree reported revenues of $26.9 million, loss from operations of $3.8 million, and net loss of $4.0 million or $0.30 per share. These results compare with revenues of $28.9 million, loss from operations of $3.5 million and net loss of $2.1 million, or $0.16 per share in its second quarter of fiscal year 2012.

“The economic conditions that exist in Europe and the effect of federal budget cuts on our US business due to sequestration may continue to adversely impact our financial results in the near future,” said Learning Tree President Max Shevitz. “However, over the past year, we have made significant improvements to the quality of the service and products which we provide to our customers. We believe that these improvements have already partially offset the effects of the adverse headwinds we’ve been facing, and will position us well for the future.”

Webcast

An investor conference call to discuss second quarter fiscal year 2013 results is scheduled for 4:30 p.m. (ET) May 9, 2013. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Courses are offered at Learning Tree Education Centers and training locations around the world, on-site at client facilities, or via the Internet with Learning Tree AnyWare™, the company’s web-based, remote-attendance platform. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at .

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its second quarter of fiscal year 2013, which ended March 29, 2013.

1-888-THE-TREE (843-8733) | www.learningtree.com

Exhibit 99.1

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2013	2012	2013	2012

Revenues	$26,933	$28,942	$60,223	$63,917
Cost of revenues	14,859	14,558	31,280	30,192
Gross profit	12,074	14,384	28,943	33,725

Operating expenses:
Course development	1,930	2,070	4,031	4,191
Sales and marketing	7,312	8,360	15,117	15,870
General and administrative	6,667	7,468	14,994	14,357
Total operating expenses	15,909	17,898	34,142	34,418

Loss from operations	(3,835)	(3,514)	(5,199)	(693)

Other income (expense), net	206	(191)	187	(145)

Loss before income taxes	(3,629)	(3,705)	(5,012)	(838)
Provision (benefit) for income tax	386	(1,586)	419	(554)

Net loss	$(4,015)	$(2,119)	$(5,431)	$(284)

Loss per share--diluted	$(0.30)	$(0.16)	$(0.41)	$(0.02)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (all amounts in thousands)

	March 29,	September 28,
	2013	2012
	(unaudited)

Cash and cash equivalents	$26,317	$25,784
Available for sale securities	-	6,131
Trade accounts receivable, net	13,307	16,831
Prepaid expenses and other	8,953	8,552
Total current assets	48,577	57,298
Depreciable assets, net and other	23,473	31,748
Total assets	$72,050	$89,046

Accounts payable and accrued liabilities	$15,976	$20,264
Deferred revenues	29,084	31,899
Total current liabilities	45,060	52,163
Other	8,627	12,377
Total liabilities	53,687	64,540

Stockholders' equity	18,363	24,506
Total liabilities and stockholders' equity	$72,050	$89,046